Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2008

ISSAQUAH, Wash., May 29, 2008 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the third quarter (12 weeks) and first thirty-six weeks of fiscal 2008, ended May 11, 2008.

Net sales for the third quarter of fiscal 2008 increased 13% to $16.26 billion, from $14.34 billion during the third quarter of fiscal 2007. As previously reported, prior year third quarter sales results were negatively impacted by an increase in our sales returns reserve of $228.2 million. Excluding the sales returns reserve increase, the net sales increase would have been 12%.

Net sales for the first thirty-six weeks of fiscal 2008 increased 12% to $48.35 billion, from $43.00 billion during the first thirty-six weeks of fiscal 2007. Excluding the sales return reserve adjustments recorded in the second and third quarters of fiscal 2007, which aggregated to $452.6 million, the net sales increase would have been 11%.

Comparable sales for the fiscal third quarter (twelve weeks) and the first thirty-six weeks of fiscal 2008, both ended May 11, 2008, were as follows:

	12 Weeks	36 Weeks
US	6%	5%
International	16%	17%
Total Company	8%	7%

The U.S. comparable sales figure includes, among other things, the effect of recent gasoline price inflation, with the average sales price per gallon of gasoline up 20% year-over-year for the quarter. Excluding this, U.S. comparable sales in the third quarter would have been 4%. In addition, significantly stronger foreign exchange rates, primarily in Canada, positively impacted the third quarter’s international comparable sales results. On a local currency basis, international comparable sales increased 6% in the third quarter.

Net income for the third quarter of fiscal 2008 was $295.1 million, or $.67 per diluted share, compared to $224.0 million, or $.49 per diluted share, during the third quarter of fiscal 2007. Included in last year’s third quarter results was a $48.1 million pre-tax ($30.3 million after tax) charge primarily reflecting the reduced gross margin on estimated future returns recorded in the adjustment to the sales returns reserve noted above. Excluding this adjustment, last year’s third quarter net income would have been $254.3 million, or $.56 per diluted share.

Net income for the first thirty-six weeks of fiscal 2008 was $884.9 million, or $1.99 per diluted share, compared to net income for the first thirty-six weeks of fiscal 2007 of $710.4 million, or $1.54 per diluted share. Excluding the sales return reserve adjustments outlined above, as well as two additional non-recurring items recorded in the second quarter of fiscal 2007, which in total aggregated to $132.5 million pre-tax ($83.4 million after-tax), net income for the first thirty-six weeks of fiscal 2007 would have been $793.8 million or $1.72 per diluted share.

Costco currently operates 538 warehouses, including 394 in the United States and Puerto Rico, 75 in Canada, 19 in the United Kingdom, six in Korea, five in Taiwan, eight in Japan and 31 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional nine to ten new warehouses (including the relocation of four warehouses to larger and better-located facilities) prior to the end of its 2008 fiscal year on August 31, 2008.

A conference call to discuss these third quarter results is scheduled for 8:00 a.m. (PT) today, May 29, 2008, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation Richard Galanti , 425/313-8203/Bob Nelson, 425/313-8255/Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 11, 2008	May 13, 2007	May 11, 2008	May 13, 2007
REVENUE
Net sales	$16,262,793	$14,341,520	$48,351,255	$42,998,537
Membership fees	350,924	317,735	1,031,878	924,358

Total revenue	16,613,717	14,659,255	49,383,133	43,922,895
OPERATING EXPENSES
Merchandise costs	14,548,022	12,877,587	43,204,722	38,518,297
Selling, general and administrative	1,582,488	1,432,650	4,767,613	4,303,108
Preopening expenses	8,427	9,022	39,618	39,235
Provision for impaired assets and closing costs, net	9,205	931	6,419	8,722

Operating income	465,575	339,065	1,364,761	1,053,533
OTHER INCOME (EXPENSE)
Interest expense	(24,140)	(26,016)	(70,579)	(31,776)
Interest income and other	23,888	42,838	97,769	106,475

INCOME BEFORE INCOME TAXES	465,323	355,887	1,391,951	1,128,232
Provision for income taxes	170,257	131,901	507,054	417,882

NET INCOME	$295,066	$223,986	$884,897	$710,350

NET INCOME PER COMMON SHARE:
Basic	$0.68	$0.50	$2.04	$1.57

Diluted	$0.67	$0.49	$1.99	$1.54

Shares used in calculation (000’s)
Basic	433,678	445,471	434,515	451,744
Diluted	443,281	455,889	444,379	461,702
Dividends per share	$0.16	$0.145	$0.45	$0.405